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                                 EXHIBIT 10.22

                          H Power Corp. Subcontractor
                                  Agreement


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                            SUBCONTRACTOR AGREEMENT

                                by and between

                              H POWER CORPORATION

                                as Contractor

                                      and

                          HYDROGEN BURNER TECHNOLOGY

                               as Subcontractor


                                   * * * * *

            FUEL FLEXIBLE (DIESEL) FUEL PROCESSING SUBSYSTEM PROJECT

                                   * * * * *






                          Dated as of October 9, 1998


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                            SUBCONTRACTOR AGREEMENT

     SUBCONTRACTOR AGREEMENT dated as of October 9, 1998, by and between H POWER CORPORATION ("Contractor"), having a place of business at 60 Montgomery Street, Belleville, New Jersey 07109, and HYDROGEN BURNER TECHNOLOGY, a corporation incorporated under the laws of the State of California ("Subcontractor"), having its principal place of business at 3925 Vernon Street, Long Beach, California 90815.

                             W I T N E S S E T H:

     WHEREAS, Contractor has entered into a Participation Agreement dated August 22, 1997 with the Sacramento Municipal Utility District ("SMUD"), under which the Contractor will develop a fuel cell and fuel reformer system (the "System") for the Multifuel Reformer/Fuel Cell Hybrid Bus Project (the "Project"); and

     WHEREAS, Contractor desires to engage Subcontractor to design, develop and deliver a fuel-flexible (diesel) fuel-processing subsystem (the "Subsystem"), in accordance with the Technical Specifications attached as Exhibit B hereto; and

     WHEREAS, Subcontractor, in fulfilling its obligations hereto, has agreed to adhere to certain requirements of the Advanced Research Projects Agency ("ARPA"), which provided a partial funding for the Project to SMUD through a grant, number MDA972-95-1-0010 and certain modifications thereto
(collectively, the "Grant"), attached as Exhibit I to this Agreement;

     NOW THEREFORE, in consideration of the premises and the mutual promises and agreements of the parties herein expressed, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     Certain capitalized terms used in this Agreement shall have the meanings specified in Exhibit A hereto. The meanings specified are applicable to both the singular and plural.


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                                   ARTICLE 2

        RELATIONSHIP OF CONTRACTOR, SUBCONTRACTOR AND SUB-SUBCONTRACTORS

     2.1 STATUS OF SUBCONTRACTOR. Subcontractor shall, at all times, perform and execute the provisions of this Agreement as an independent contractor and shall not be an agent or employee of Contractor. All personnel supplied by Subcontractor to work on the Project shall be employees of Subcontractor or a Sub-subcontractor, and shall not be agents or employees of Contractor. Subcontractor shall bear full responsibility for the actions of employees, agents or representatives of Subcontractor or any Sub-subcontractor taken in connection with the Work or the Project. Contractor shall have no obligation whatsoever to pay wages or other compensation to such employees, agents or representatives or to withhold, deduct, pay or reserve for any income taxes, social security, unemployment compensation or other taxes, charges or deductions due by reason of or arising from the employment or engagement of such employees, agents or representatives.

     2.2 SUBCONTRACTS AND SUB-SUBCONTRACTORS. Subject to the terms and conditions of this Agreement, Subcontractor shall have the right to have any of the Work accomplished by Sub-subcontractors pursuant to written subcontracts between Subcontractor and such Sub-subcontractors. In conjunction with directions Contractor may give in regular technical reviews, or otherwise from time to time, Contractor shall have the right to approve or reject any vendors or Sub-subcontractors supplying Equipment or services; provided that if Contractor rejects or withholds its approval of a reputable, qualified and, if applicable, bonded vendor or Sub-subcontractor that submits the lowest bid, Subcontractor shall be compensated by Contractor for any additional direct cost it may incur by contracting with a different vendor or Sub-subcontractor approved by Contractor. Subject to the foregoing, Subcontractor shall be solely responsible for the engagement and management of Sub-subcontractors in the performance of the Work. No contractual relationship shall be deemed to exist between Contractor and any Sub-subcontractor with respect to the Work to be performed hereunder. No Sub-subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement.

                                   ARTICLE 3

                       SUBCONTRACTOR'S RESPONSIBILITIES

     3.1 PROJECT DESIGN AND CONSTRUCTION. Notwithstanding any other provision in this Agreement, Subcontractor shall design, engineer, procure, construct and test the Subsystem in a manner which shall be:

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          (a) consistent with the description of the Project, System and
     Subsystem, and all terms and conditions of the Grant;

          (b) consistent with the Scope of Supply and the intent of the Technical Specifications set out in Exhibit B hereto, and in accordance with all other terms of this Agreement;

          (c) in conformity with the requirements of all applicable Law; and

          (d) sufficient, complete and adequate in all respects necessary to enable the System and Subsystem to meet the Acceptance Tests.

     3.2 EMPLOYMENT OF LICENSED PERSONNEL. Whenever required by Law, Subcontractor agrees to employ only licensed personnel to perform engineering, design, architectural or other professional services in the performance of the Work.

     3.3 RELATED COSTS. Subcontractor shall provide and pay for all labor, supervision, inspection and Equipment and all other goods and services as may be necessary to complete performance of the Work, whether by Subcontractor or its Sub-subcontractors.

     3.4 CONTRIBUTION. Subcontractor agrees to provide a minimum of $42,036 to fund the Subsystem, as contributions and matching funds for the Project, and as "allowable costs" as further defined in Section 3.8 below.

     3.5 EQUIPMENT. Subcontractor shall be responsible for the operation and maintenance of the Equipment provided by Subcontractor or any Sub-subcontractor hereunder until the Final Acceptance Date, and shall provide support services to Contractor during integrated testing of the System.

     3.6 APPROVALS, CERTIFICATES, PERMITS AND LICENSES. Subcontractor shall secure and pay for the acquisition of all required approvals, certificates, permits and licenses related to the design, development and construction of the Subsystem. Subcontractor shall deliver to Contractor certified copies of all such approvals, certificates, permits and licenses.

     3.7 LAWS AND REGULATIONS. Subcontractor shall comply and shall cause each Sub-subcontractor to comply with all Laws that affect Subcontractor's or such Sub-subcontractor's performance (i) in the ordinary course of its business or (ii) of the Work. Without limiting the generality of Section 17.1, Subcontractor agrees to indemnify, defend and hold Contractor harmless from and against all fines, penalties, related costs and expenses attributable to any failure of Subcontractor or any Sub-subcontractor to comply with such Laws.

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     3.8  EXPENDITURES AND COST PRINCIPLES

     Federal government administrative requirements and cost principles are applicable to the Subsystem including, but not limited to the following:

          (a) "Cost Principles for State and Local Governments," Office of Management and Budget Circular A-87, appended as Exhibit G hereto;

          (b) "Uniform Administrative Requirements for Grants-in-Aid to State and Local Governments," OMB Circular A-102, appended as Exhibit H hereto;

          (c) "Audits of State and Local Governments." OMB Circular A-128.

          (d) Subpart 31.2 of the Federal Acquisition Regulation (48 CFR 31.2), applicable to commercial firms.

     Subsystem expenditures shall meet the requirements of "allowable costs" and shall have the meaning ascribed to such term in the Office of Management and Budget's circular A-87, "Cost Principles for State and Local Governments." In the event Subcontractor incurs a cost determined by Contractor, SMUD, ARPA or other federal authority to be ineligible as an "allowable cost," Subcontractor will reimburse Contractor for the ineligible amount, by the amount below the minimum required matching funds as stated in
Section 3.5 above.

     3.9  STATUS REPORTS.

          (a) MILESTONE REPORTS. Within 3 (three) business days after the completion of a payable milestone under the Subsystem Schedule, Subcontractor shall prepare and submit to Contractor a summary report, which shall include:

              (i) the status of Subsystem tasks and the current projection of their completion,

              (ii) a summary of labor costs incurred to the date of the report, including a summary of total hours worked for each pay period for which labor was charged to the Subsystem.

              (iii) a summary of all other costs incurred to the date of the report, including copies of invoices or other supporting documentation for purchases greater than $5,000, and copies of all contracts greater than $25,000,

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              (iv)  in agreement with Subcontractor's books and records, a detailed project cost accumulation for all Subsystem expenditures to the date of the report, including indirect charges,

              (v) a projection of future costs for the Subsystem (if differing materially from the Funding Schedule attached hereto as Exhibit C), and

              (vi) a discussion of problems and potential problems that may require action by Contractor or communication with SMUD or ARPA.

          (b) MONTHLY REPORTS. Within 10 (ten) days of the end of each month following the Effective Date, Subcontractor shall prepare and submit to Contractor a report summarizing all activities during the previous month toward accomplishing Subsystem objectives. Said report shall include the status of all Subsystem tasks, the current projection for their completion, a summary of expenditures during said month, a projection of future costs for the Subsystem (if differing materially from the Funding Schedule attached hereto as Exhibit C), and a discussion of problems and potential problems that may require action by Contractor or communication with SMUD or ARPA.

          (c) QUARTERLY REPORTS. Within 15 (fifteen) days of the end of each three-month period following the Effective Date, Subcontractor shall prepare and submit to Contractor a report summarizing all activities during the period toward accomplishing Subsystem objectives. Said report shall include the status of all Subsystem tasks, the current projection for their completion, a summary of expenditures during said period including the portion of expenditures made as contributions to the Subsystem and the portion for which Subcontractor has submitted or will submit invoices for reimbursement from Contractor, a project of future costs for the Subsystem (if differing materially from the Funding Schedule attached hereto as Exhibit C), technical reports for submission to ARPA and System concerns which may require resolution by SMUD or ARPA.

          (d) FINAL REPORT. Within 3 (three) weeks of the Final Acceptance Date, Subcontractor shall prepare and submit to Contractor a final report summarizing the findings, conclusions, technology developments, and other technical information obtained through the Project, including the design, development and delivery of the Subsystem. Information relative to predicted performance, predicted or estimated future production costs, and value of the Project to ARPA and the Project participants shall also be included in the final report and related to information as presented in the Project proposal to ARPA. Final Subsystem expenditure totals shall be included in this report. This report will be

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     supplemented by information from other Project participants prior to submission to ARPA.

          (e) DOCUMENTATION. Subcontractor shall maintain and provide upon request documentation requested by Contractor, SMUD or ARPA that is necessary to qualify Subcontractor costs as allowable expenditures for the ARPA Grant.

     3.10 AUDITS.

          (a) In addition to the audit rights ARPA, the Federal Government, or SMUD may have, Contractor may have the right to audit Subsystem-specific documents and records during normal business hours at Subcontractor's offices during the term of this Agreement and for a period of three (3) years after the expiration or earlier termination of this Agreement.

          (b) Contractor shall have an audit of federal financial assistance performed in accordance with generally accepted accounting standards and "Government Auditing Standards" issued by the Comptroller General of the United States. This audit shall be performed annually within 12 months of the end of the year in which federal funds were first received under this Agreement, including the year in which the Agreement expires or is terminated pursuant to its terms.

     3.11 INDIRECT COSTS. Subcontractor shall provide to Contractor and SMUD information related to indirect costs as defined in, and for the purpose of, preparation and submittal of a Cost Allocation Plan in accordance with OMB Circular A-87, "Cost Principles for State and Local Governments."

     3.12 CONTRACTOR'S RIGHT TO INSPECT. Contractor or any authorized representative of Contractor shall have the right at all reasonable times to inspect the Work and, in accordance with Article 11 below, to observe the Acceptance Tests. Notwithstanding the foregoing, Contractor acknowledges that neither this Agreement nor the Subsystem Schedule provides for any "hold points" for inspection of the Work, other than provisions governing Acceptance Tests. Subcontractor shall make arrangements and provide access for such inspection and observation of such tests. Subcontractor shall promptly correct any part of the Work which is defective or not in accordance with this Agreement, regardless of the stage of its completion or the time or place of discovery of such errors, and regardless of whether Contractor has previously accepted it through oversight or otherwise. Any such inspection of any part of the Work shall in no way affect Subcontractor's obligations to furnish Equipment and perform the Work in accordance with the intent of the Technical Specifications and all other terms of this Agreement. In the event Subcontractor fails to provide Contractor with at least five (5) working days' prior notice of and access for identified inspections, and if in the opinion of Contractor it is necessary to dismantle the Equipment for such inspection, then Subcontractor

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shall bear the expense of such dismantling and for the reassembly of such
Equipment. In the event that Contractor discovers any part of the Work to be in a defective condition or not conforming to this Agreement or the intent of the Technical Specifications after the Final Acceptance Date, such discovery shall not invalidate Final Acceptance; however, Subcontractor shall correct, repair or replace such defective condition or non-conforming matter as provided under Article 12 of this Agreement.

     3.13 TAXES. Subcontractor shall pay all taxes for the Scope of Supply. Contractor shall make available to Subcontractor applicable tax exemption certificates, if any, relating to the Project.

     3.14 TRADE SECRETS. Each Party shall hold in strict confidence any information obtained by it relating to the business of the other Party (or any of the other Party's affiliated corporations) and shall cause the employer, agents, representatives and affiliates of said Party and each subcontractor thereof to keep all such information strictly confidential, in accordance with a Non-Disclosure Agreement between the Parties dated
January 7, 1997, the provisions of which are specifically incorporated herein.

     3.15 INTELLECTUAL PROPERTY. Subcontractor shall at all times retain any rights it may have to any intellectual property relating to the Subsystem which Subcontractor develops in fulfilling its obligations under this Agreement.

     3.16 MANUFACTURE OF SUBSYSTEM - LICENSE OF INTELLECTUAL PROPERTY. In the event of successful completion of the project and a determination in favor of manufacturing the System and Subsystem, Subcontractor agrees to make all commercially reasonable efforts necessary to enter into an amenable contract for said manufacture. In the event Subcontractor cannot or will not enter into such a contract, Subcontractor agrees, on commercially reasonable terms, to license to Contractor all intellectual property relating to the manufacture of the Subsystem, as developed or implemented under this Subcontract.

                                   ARTICLE 4

                         CONTRACTOR'S RESPONSIBILITIES

     Contractor shall comply with the following provisions in a timely manner consistent with the Subsystem Schedule:

     4.1 PAYMENT. Contractor shall pay the net Contract Price and all other sums required to be paid by it to Subcontractor pursuant to the terms of this Agreement, which payments shall be made on the basis of Work performed in accordance with the Subsystem Schedule, the Funding Schedule and the provisions of Section 7.3 hereof. On this basis, payment shall be made within 30 days of Contractor's actual receipt of a written invoice

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therefor, with interest on such payment accruing at the Prime Rate beginning on the 31st day after said receipt.

     4.2 DISCLOSURE OF INFORMATION. Contractor agrees to provide Subcontractor with all non-proprietary information, data and documents in Contractor's possession which reasonably pertain to the design, development and/or operation of the Subsystem, provided, however, Contractor assumes no responsibility for the completeness, accuracy or content of any such information, data and documents and Subcontractor shall remain solely responsible for the design, engineering, procurement, development and testing of the Subsystem.

     4.4 APPROVALS, CERTIFICATES, PERMITS AND LICENSES. Contractor shall have no responsibility whatsoever to secure or pay for the acquisition of any approvals, certificates, permits and licenses required for the Acceptance Tests or completion of the Subsystem.

     4.5 APPROVAL OF ENGINEERING DRAWINGS BY CONTRACTOR. Contractor shall be provided with a copy of all engineering plans, specifications and drawings for the Subsystem, and shall have the right to approve such plans, specifications and drawings, which approval shall not be unreasonably withheld. Documents may be stamped "Approved for Construction," "Approved Except as Noted" or "Rejected for Cause" and returned to Subcontractor for modification, as appropriate. If, within ten (10) business days after receiving any plans, specifications and/or drawings, Contractor does not identify in writing items in said plans, specifications and/or drawings that require modification, Contractor shall be deemed to have approved such plans, specifications and/or drawings. Contractor's approval of such plans, specifications and/or drawings shall not relieve Subcontractor of any of its obligations or liabilities hereunder, and Contractor assumes no responsibility for such obligations or liabilities as a result of such approval.

                              ARTICLE 5

                         SUBSYSTEM SCHEDULE

     Subcontractor shall perform the Work in compliance with the Subsystem Schedule attached as Exhibit F hereto, provide the reports contemplated by
Section 3.09 hereof, and provide any further information as Contractor may reasonably request to verify actual progress and predict future progress. Subcontractor shall promptly notify Contractor in writing at any time that Subcontractor has reason to believe that the Subsystem Schedule will not be met and will specify in said notice the corrective action planned by Subcontractor.


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                              ARTICLE 6

                            CHANGE ORDERS

     6.1 CHANGE ORDERS. All Change Orders shall be executed in writing by Contractor and acknowledged in writing by Subcontractor. Except as otherwise provided in Section 6.2 hereof, no extra Work or changes to the Work (including but not limited to changes in the Work, Subsystem Schedule or Contract Price) shall be made except in accordance with a duly issued Change Order executed and acknowledged as hereinabove provided specifically authorizing such extra Work or changes thereto.

     6.2 REQUEST BY CONTRACTOR. Contractor may submit a written request to Subcontractor to perform extra Work or to alter, add to or deduct from the Work. Within five (5) business days following receipt of such request, or such other period as shall be agreed upon by the parties, Subcontractor shall submit to Contractor a written estimate of any adjustment to the Work, Subsystem Schedule or Contract Price that would result from the changed Work. If Contractor then elects to proceed with the changed Work, it shall issue a Change Order to Subcontractor authorizing such extra Work or changed Work, and any related change in the Subsystem Schedule or Contract Price, as shall have been agreed to by Contractor and Subcontractor. Contractor may request minor changes (which do not affect the Contract Price or the Subsystem Schedule) in the Work which are consistent with the criteria set forth in Sections 3.1 and 3.2 hereof and for which no price and/or schedule changes are necessary. Subcontractor may, in its sole discretion, agree to perform such minor changes in the Work referred to in the preceding sentence without a Change Order. The foregoing notwithstanding, Subcontractor shall not, pursuant to this Section 6.2, be required to effect any changes to the Work without an equitable adjustment to the Subsystem Schedule, if doing so would otherwise impair Subcontractor's ability to meet the Subsystem Schedule.

     6.3  REQUEST BY SUBCONTRACTOR.

          (a) Except as otherwise provided herein, Subcontractor shall provide Contractor with written notice of any condition or event that Subcontractor is aware of and believes will require any modification in or change to the Work, Subsystem Schedule, Contract Price or any other obligation of Subcontractor under this Agreement. Such notice must be issued within five (5) business days following Subcontractor's becoming aware of such condition and such notice shall describe such condition or event in detail. Within five (5) business days following delivery of such notice, or such other period as may be agreed upon by the parties, Subcontractor shall specify the adjustment to the Work, Subsystem Schedule, Contract Price or any other obligation of Subcontractor under this Agreement so requested. Following receipt of such notice, Contractor shall determine whether any changes to the Work, Subsystem Schedule, Contract Price or any other obligation of Subcontractor under this Agreement shall be effected.


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          (b)  Notwithstanding anything to the contrary in subparagraph (a)
above or subparagraph (c) below, Subcontractor shall not in any event effect any changes to the Work without Contractor's approval if doing so would (i) impair Subcontractor's ability to meet the warranties, guaranties, Subsystem Schedule or other of Subcontractor's obligations under this Agreement, (ii) result in any diminution in the quality of the Subsystem, the System or any of the Equipment, (iii) diminish the benefits or increase the burdens of Contractor under this Agreement or during commercial operation of the System, or (iv) based on Contractor's determination, violate any of the terms of any approval, certificate, permit or license; and Subcontractor shall effect changes to the Work, as may be necessitated arising out of any defects, omissions or errors in the Subcontractor's design of the Subsystem to ensure that the Subsystem and System shall meet the Acceptance Tests and the terms of any approval, certificate, permit or license, provided such changes shall be effected without any adjustment to the Subsystem Schedule, Contract Price or any other obligation of Subcontractor under this Agreement.

          (c) Except as provided in Section 6.5 hereof, changes to the Work proposed by Subcontractor shall not, without Contractor's prior written approval, result in any changes to the Subsystem Schedule or any upward adjustment of the Contract Price; and, if Contractor elects not to approve any such changes to the Subsystem Schedule or any such upward adjustment of the Contract Price (except as may be required under Section 6.5 hereof), Subcontractor shall not be relieved of any of its obligations under this Agreement (and, as provided in Section 6.1 hereof, Subcontractor shall not effect any change to the Work without Contractor's prior written approval in the form of a Change Order).

     6.4 PAYMENT FOR CHANGE ORDER WORK. The price of any Work ordered by a Change Order shall be determined by one of the following methods, as agreed to by Contractor: (a) by mutual acceptance of a lump sum price; (b) by unit prices agreed upon by the parties.

     6.5 FORCE MAJEURE. Subcontractor shall give timely notice to Contractor of any Force Majeure event in accordance with the provisions of
Section 6.3 hereof, which notice shall, if practicable, specify the length of delay in completion of the Subsystem occasioned by, and any additional costs incurred by reason of, such event and shall substantiate same to the reasonable satisfaction of Contractor. In the event that it is impracticable to specify the length of such delay at the time the notice referred to in the preceding sentence is delivered, Subcontractor shall provide Contractor with periodic supplemental notices during the period the Force Majeure event continues. Such supplemental notices shall keep Contractor informed of any change, development, progress or other relevant information concerning the Force Majeure event of which Subcontractor is aware. Contractor shall (assuming it accepts the Force Majeure event finding), within ten (10) business days following receipt of a notice which specifies the length of delay in completion of the Subsystem occasioned by the Force Majeure event, issue a Change Order (i) adjusting the Subsystem Schedule by extending the

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time for performance of Subcontractor's obligations under this Agreement for a period equal to the delay in completion of the Subsystem resulting from such Force Majeure event and (ii) adjusting the Contract Price in accordance with the terms of Section 6.4 hereof. In the event Contractor does not accept Subcontractor's Force Majeure finding, the propriety of a Change Order for a Force Majeure-related change may be submitted to dispute resolution under
Article 18 hereof. Subcontractor shall use its best efforts to minimize the delay caused by any Force Majeure event.

                                  ARTICLE 7

            CONTRACT PRICE: FUNDING AND PAYMENTS TO SUBCONTRACTOR

     7.1 CONTRACT PRICE. Subcontractor agrees to perform the Work for the net Contract Price. Payments of the net Contract Price shall be made by Contractor directly to Subcontractor in accordance with the net Funding Schedule, as modified by applicable provisions of this Article 7. Subcontractor shall provide the corresponding HBT Cost Share funding with the total of Net Payment and HBT Cost Share funding comprising the Total Funding for the respective work segments, as provided in the Funding Schedule attached as Exhibit C hereto.

     7.2 PAYMENTS. Contractor shall pay to Subcontractor the full amount specified in the net Funding Schedule upon the completion of each task completed thereunder, except to the extent that all or a portion of such amount is disputed for good reason, in which case (a) Subcontractor shall continue to perform the Work and (b) the disputed portion shall not be paid until the dispute is resolved.

     7.3 FINAL PAYMENT. Within 30 days following the Final Acceptance Date, Contractor shall pay to Subcontractor any amount remaining to be paid to Subcontractor under this Agreement, PROVIDED THAT Contractor may withhold a reasonable and necessary portion of the net Contract Price to reflect Punchlist Items which have not been completed by Subcontractor.

     7.4 PAYMENTS NOT ACCEPTANCE OF WORK. No payment made hereunder shall be considered as approval of acceptance of any Work. All payments shall be subject to correction or adjustment in subsequent progress reviews and payments.

                                  ARTICLE 8

                           TITLE AND RISK OF LOSS

     8.1 CLEAR TITLE. Subcontractor warrants and guarantees that legal title to and ownership of the Work, whether or not incorporated in the Subsystem or System, shall pass to

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Contractor, free and clear of any and all liens, claims, security interests or other encumbrances, upon the earlier of payment to Subcontractor of the amount then actually due to Subcontractor for such Work or the incorporation of such Work in construction of the Subsystem.

                  8.2 RISK OF LOSS. Subcontractor shall assume risk of loss of any Equipment or any other Work completed until the Final Acceptance Date or such time as the Subsystem is terminated, whichever date is earlier. All Equipment not yet incorporated into the System shall be stored in secured areas. Subcontractor shall bear the responsibility of preserving, safeguarding and maintaining such Equipment and any other Work completed. Any Equipment or any Work lost, damaged, stolen or impaired before the Final Acceptance Date shall be replaced promptly by Subcontractor at its own expense.

                                  ARTICLE 9

                                  INSURANCE

                  9.1 SUBCONTRACTOR'S INSURANCE. Subcontractor shall, prior to the start of the construction, procure and thereafter maintain, at its own expense, the following insurance with insurance carriers having a Best's "Superior" rating or equivalent rating:

                           (a) Worker's Compensation Insurance as required by applicable Law covering employees of Subcontractor engaged in the performance of the Work;

                           (b) Employer's Liability Insurance with a limit of liability of not less than $1,000,000 for each accident;

                           (c) Comprehensive General Liability Insurance including Automobile Insurance covering owned, non-owned, and hired automobiles with a primary liability of not less than $1,000,000 and $10,000,000 in excess liability for bodily injury and property damage with a $10,000,000 annual aggregate liability for the Project. Coverage extensions under this policy are to include Contractual Liability Insurance, Products and Completed Operations Insurance for two years after completion of the work. For product liability and completed operations, the $10,000,000 ceiling shall be a maximum, and not an annual ceiling. The policy will name Contractor and SMUD as additional insureds and loss payees as their interests may appear, and the insurance carrier will waive its rights of subrogation against all insureds with respect to losses covered under this policy. Subcontractor may utilize a combination of primary and Excess Liability Insurance policies to meet its obligation to provide Comprehensive General Liability Insurance coverage. Any losses within the deductible amounts provided for under this policy shall be borne by Subcontractor.

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                  9.2 CERTIFICATES AND CANCELLATIONS.  Subcontractor shall,
on or prior to the date construction commences, deliver to Contractor certificates of insurance evidencing the coverage specified in Section 9.1 hereof. All policies of insurance to be secured and maintained by Subcontractor hereunder shall provide, by endorsement, that Contractor and any additional insureds shall be provided forty-five (45) days' prior written notice before cancellation of any such policies.

                  9.3 NONWAIVER. Failure of Subcontractor to comply with the foregoing insurance requirements shall in no way waive its obligations or liabilities under this Agreement or the rights of Contractor hereunder against Subcontractor, or the rights of Subcontractor hereunder against Contractor.

                  9.4 RIGHT TO INSURE. Should Subcontractor fail to procure or maintain any of the insurance coverages referred to in this Article 9, Contractor shall have the right to procure or maintain such coverage at Subcontractor's expense, either by direct charge or set-off.

                  9.5 ADEQUACY OF INSURANCE. Contractor does not represent that the insurance coverage specified herein, whether in scope of coverage or amounts of coverage, is adequate to protect the obligations of Subcontractor hereunder, and Subcontractor shall be solely responsible for any deficiencies thereof.

                                  ARTICLE 10

                            ORIENTATION AND TRAINING

                  10.1 ORIENTATION AND TRAINING PROGRAM. Not later than thirty (30) days prior to the Final Acceptance Date, Subcontractor shall provide Contractor's personnel with a practical, participatory orientation and training program for the purpose of educating Contractor's personnel in the proper operation and maintenance of the Subsystem and all Equipment. Such program shall consist of at least eight (8) to sixteen (16) hours of instruction based upon the criteria referred to in Exhibit D hereto, and shall address all aspects of System operation, as modified by the Project, including normal operation, emergency procedures and routine maintenance.

                  10.2 OPERATION, MAINTENANCE AND SAFETY INSTRUCTIONS. Fifteen (15) days prior to the Final Acceptance Date, Subcontractor shall provide Contractor with three (3) copies of installation, operation and maintenance documentation for the Subsystem which shall be based upon the criteria set forth in Exhibit D hereto. Such instructions shall set forth the proper nomenclature for the Equipment, recommend procedures for Equipment operation, inspection and maintenance, and contain arrangement and design drawings and information. Within thirty (30) days following the Final Acceptance Date, Subcontractor shall deliver to Contractor final installation, operation and maintenance documentation, reproducible composite as-built drawings, record drawings, specifications, component lists and design sheets, indicating the as-operating condition of the Subsystem.

                                   ARTICLE II

                                FINAL ACCEPTANCE

          11.1 ACCEPTANCE TESTS. At such time as Subcontractor deems appropriate in accordance with the Subsystem Schedule, Subcontractor shall notify Contractor of its intention to commence start-up and testing in accordance with the terms and procedures specified in this Section 11.1. Such notice shall be given at least ten (10) business days prior to Subcontractor's planned commencement of initial testing and Contractor's representatives shall have the option to witness the Acceptance Tests. All start-up and test procedures conducted by Subcontractor shall be in accordance with Exhibit D hereto. Except for the Contractor's costs in supplying its own personnel and equipment, or as otherwise provided in this paragraph, the cost of all such testing, including, without limitation, the cost for Subcontractor's personnel and equipment involved in such testing, shall be borne solely by Subcontractor. Completion of such testing shall occur when each of the following requirements has been fulfilled:

               (a) each element of the Subsystem is able to perform in accordance with its design requirements in conformity with the intent of the Technical Specifications;

               (b) each component of the Acceptance Tests has been performed concurrently (unless otherwise mutually agreed upon), and the indicated results achieved in accordance with the criteria specified in Exhibit D hereto; and

               (c) all Work shall be substantially completed except for Punchlist Items, and all such Work shall have been performed in accordance with the terms of this Agreement.

          11.2 NOTICE OF COMPLETION. Once Subcontractor has completed the testing and has performed all of the requirements in accordance with Section
11.1 hereof, Subcontractor shall submit the Final Acceptance Certificate and, subject to Section 11.3 hereof, all final payments shall be paid in accordance with Section 7.3 hereof.

          11.3 CONTRACTOR'S ACCEPTANCE. Within fifteen (15) business days following receipt of the Final Acceptance Certificate, Contractor shall notify Subcontractor in writing whether, to Contractor's knowledge, Subcontractor has fulfilled the requirements of this Agreement sufficient to successfully complete the Acceptance Tests in accordance with the terms of
Section 11.1 hereof. Such notice shall constitute Final Acceptance. Subject to Section 7.3,

Contractor shall pay any amounts then owed to Subcontractor within 30 business days after the later of (a) the giving of such notice and (b) the receipt by Contractor of Subcontractor's itemized invoice for such amounts (together with any required supporting documentation). However, if Contractor determines, in accordance with established test procedures referred to in Exhibit D hereto and the other requirements specified in Section 11.1 hereof that, notwithstanding Subcontractor's delivery of the Final Acceptance Certificate, the Subsystem does not substantially fulfill the requirements specified in Section 11.1 hereof, then Contractor may deliver its written notice to that effect to Subcontractor. Such notice shall describe in reasonable detail the deficiencies noted and Final Acceptance and the Final Acceptance Date shall not be deemed to have occurred.

          11.4 CUSTODY OF SYSTEM. Upon the Final Acceptance Date, Subcontractor shall relinquish and grant to Contractor full and exclusive custody of the Subsystem, including responsibility for maintenance, operation and insurance, at which time all risk of loss shall pass to Contractor.

          11.5 LONG-TERM OBLIGATIONS. It is expressly understood and agreed by the parties that nothing contained in this Article II shall in any way modify or alter Subcontractor's obligations under Articles 12 and 13 hereof.

                                   ARTICLE 12

                              WARRANTY AND GUARANTY

          12.1 SCOPE AND TERM. Subcontractor will use its best efforts to provide that the Work shall be (i) free from defects in materials and/or workmanship and (ii) in accordance with the terms of this Agreement and generally accepted professional engineering standards and practices applicable to recognized engineers performing design services of a comparable nature.

          12.2 REMEDY. If the warranty set forth in Section 12.1 hereof is breached prior to or during Final Acceptance Tests, and provided that Contractor notifies Subcontractor of such breach within a reasonable time from the day Contractor becomes aware of such breach, Subcontractor shall correct the defective workmanship, material, and/or design, as the case may be, within one week of such notice at no cost to Contractor (and at Subcontractor's sole cost.) If the warranty set forth iin Section 12.1 hereof is breached after Final Acceptance Tests, but prior to the first anniversary of the completion of Final Acceptance Tests, and provided that Contractor notifies Subcontractor of such breach within a reasonable time from the day Contractor becomes aware of such breach, Subcontractor shall provide any necessary support, and correct the defective workmanship, material, and/or design, as the case may be, within one week of such notice at cost to Contractor (with no markup for Subcontractor profit).

                                     ARTICLE 13

                        COMPLETION AND PERFORMANCE GUARANTEES

     13.1 GUARANTEE OF TIMELY COMPLETION. Subcontractor hereby guarantees that the Final Acceptance Date shall occur not later than the Completion Date.

     13.2 SUBCONTRACTOR'S OBLIGATION TO REPAIR, REPLACE OR BUY-DOWN. In the event the Acceptance Tests results deviate from those which are acceptable to Contractor, then Subcontractor shall be obligated to reschedule up to two (2) Acceptance Tests at its own cost and expense within two months after the conclusion of the first attempt to pass the Acceptance Tests, and shall diligently continue to use its best efforts to repair, redesign or modify the System or any piece of Equipment or part thereof at its sole cost and expense in order to satisfy the Acceptance Tests.

                                     ARTICLE 14

                         SUBCONTRACTOR'S REPRESENTATIONS

     14.1 Subcontractor warrants that:

          (a) CORPORATE STANDING. It is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and that the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action and will not violate any provision of any Law, its charter or by-laws or any indenture, agreement or instrument to which it is a party or by which its property may be bound or affected.

          (b) NO VIOLATION OF LAW. It is not in violation of any applicable Law, or judgment, order or decree entered by any federal, state, local or other governmental authority which violations, individually or in the aggregate, would affect its performance of any obligations under this Agreement.

          (c) LICENSES. It is the holder of all consents, licenses, permits, or other authorizations, governmental or otherwise, required to conduct its business now and as contemplated by this Agreement.

          (d) LITIGATION. It is not a party to any legal, administrative, arbitral, investigatorial or other proceeding or controversy pending, or, to the best of its knowledge, threatened, which would adversely affect its ability to perform under this Agreement.

          (e) QUALIFICATIONS. It has: (i) examined this Agreement thoroughly and has become familiar with its terms; (ii) full experience and proper qualifications to perform the Work, to construct the Subsystem and to evaluate the need for and obtain all approvals, certificates, permits and licenses, governmental or otherwise, for the construction and operation of the System; and other general and local conditions (including labor and federal, state and local permitting requirements) which might affect its performance of the Work or the cost thereof.

                                  ARTICLE 15

                         CONTRACTOR'S REPRESENTATIONS

     15.1 The Contractor represents and warrants that:

          (a) CORPORATE EXISTENCE. The Contractor: (i) is a corporation duly organized and validly existing under the laws of the state of its incorporation and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted.

          (b) NO BREACH. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will not conflict with or result in a breach of, or require any consent under, the charter or by-laws of Contractor, or any applicable Law, or any order, writ, injunction or decree of any court.

          (c) CORPORATE ACTION. Contractor has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by Contractor of this Agreement has been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by Contractor.

                                    ARTICLE 16

                            DEFAULT AND TERMINATION


          16.1 DEFAULT BY SUBCONTRACTOR:

               (a) TERMINATION FOR SUBCONTRACTOR'S INABILITY TO PERFORM. If any proceeding is instituted against Subcontractor seeking to adjudicate Subcontractor as a bankrupt or insolvent, or if Subcontractor makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of the insolvency of Subcontractor, or if Subcontractor files a petition seeking to take advantage of any other Law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts and, in the case of any such proceeding instituted against Subcontractor (but not by Subcontractor) such proceeding is not dismissed within ninety (90) days of such filing or if there is a material adverse change in the financial condition or operations or the business or prospects of Subcontractor which substantially affects Subcontractor's ability to perform the Work in accordance with the Subsystem Schedule, Contractor may, without prejudice to any other right or remedy Contractor may have, terminate this Agreement effective seven (7) days after giving written notice of such termination to Subcontractor.

               (b) TERMINATION FOR SUBCONTRACTOR'S FAILURE TO PERFORM. If Subcontractor refuses or fails, except in cases for which an extension of time is provided, to deliver the Subsystem in accordance with the terms of this Agreement, or otherwise materially violates any provision of this Agreement, then, if Subcontractor fails to substantially cure such condition within thirty (30) days after receipt of notice of such condition from Contractor, or, if such condition is not susceptible of being cured within such thirty (30) day period, to diligently commence through the exercise of best efforts to cure such condition within thirty (30) days after receipt of such notice. Contractor may, without prejudice to any right or remedy and after giving Subcontractor seven (7) days' notice thereof, terminate this Agreement.

               (c) CONTRACTOR'S RIGHTS. In the event that Contractor elects to terminate this Agreement pursuant to Section 16.1(a) or 16.1(b) hereof. Subcontractor shall provide Contractor (and any successor or replacement contractor or sub-subcontractor), at Subcontractor's expense, the right to continue to use any and all patented and/or proprietary information Contractor deems necessary to complete the Subsystem, subject to reasonable proprietary restrictions, which shall include the execution by all third parties using such patented and/or proprietary information of a confidentiality agreement with Subcontractor. Furthermore, Contractor shall have the right to take possession without compensation of all System Equipment on the date of such termination for the purpose of completing the Work and may employ any other person, firm or corporation (sometimes referred to herein as "replacement contractor") to finish the Work (subject to all obligations under any and all subcontracts as may be assigned to such replacement contractor pursuant to
Section 16.1(d)(ii) hereof) by whatever method that Contractor may deem expedient. Contractor shall use reasonable efforts to mitigate the cost for completion of such Work, but may make such expenditures as in Contractor's sole judgment will best accomplish the timely completion of the Subsystem; provided that Contractor shall not be required to mitigate any such costs by terminating, repudiating or renegotiating any agreement entered into between Subcontractor and any Sub-subcontractor. Subcontractor shall not be entitled to receive any further payments under this Agreement, except for payments for Work performed in accordance with the terms of this Agreement prior to such termination. However, Subcontractor shall nonetheless continue to be bound by such provisions of this Agreement which survive Final Acceptance, as if there was Final Acceptance (applicable to any Work performed) as of the effective date of such termination.

               (d) GENERAL OBLIGATIONS. If Contractor elects to terminate this Agreement pursuant to Section 16.1(a) or 16.1(b) hereof, Subcontractor shall, at Contractor's request and at Subcontractor's expense, perform the following services relative to the Work so affected: (i) assist Contractor in preparing an inventory of all Equipment; (ii) assign to Contractor, or to any replacement contractor designated by Contractor, all subcontracts and other contractual agreements as may be designated by Contractor, all of which subcontracts and contractual agreements shall be so assignable, and make available all issued approvals, certificates, permits and licenses then held by Subcontractor pertaining to the prototype unit deliverable as the Subsystem; (iii) deliver to Contractor all design and other information as may be reasonably requested by Contractor for the completion of said prototype unit; and (iv) supply any proprietary elements needed for the completion of said prototype unit, in accordance with the terms of the Non-Disclosure Agreement between the Parties dated January 7, 1997.

               (e) PAYMENT OBLIGATIONS. If Contractor terminates this Agreement pursuant to Section 16.1(a) or 16.1(b) hereof, after the final completion and testing of the System, Contractor shall determine the total expense incurred and accrued in completing the Work including, without limitation, all amounts charged by any replacement contractor to finish the Work based on the obligations such replacement contractor assumes under this Agreement and under any of Subcontractor's subcontracts or other contractual agreements that Contractor elects to have assigned to such replacement contractor pursuant to Section 16.1(d)(ii) hereof, and additional overhead and legal expenses incurred and accrued by Contractor to effect such takeover and to complete the Work. If the total expense incurred by Contractor in completing the Subsystem exceeds the balance of the Contract Price unpaid at the time of Subcontractor's default, then Subcontractor shall be liable for and shall pay to Contractor the amount of such excess within ten (10) days following receipt of Contractor's demand for such payment, but only to the extent of the cumulative HBT Cost Share under the Funding Schedule for the most recently completely milestone prior to said termination. Subcontractor shall have the right to audit the expenses incurred by Contractor in completing the System if Contractor claims that the total expenses to complete the System exceed the balance of the Contract Price unpaid at the time of Subcontractor's default.

           (f)  INDEMNIFICATION.  If any event or condition specified in
Section 16.1(a) or 16.1(b) hereof occurs, Subcontractor agrees to indemnify and hold Contractor harmless from any and all liability, except that caused by Contractor's gross negligence or willful misconduct, including, but not limited to, judgments, costs, fines or penalties of whatever nature arising from or related to any such event or condition.

     16.2  OPTIONAL TERMINATION BY CONTRACTOR:

           (a) RIGHTS. Contractor may terminate this Agreement in whole or in part at any time by written notice thereof to Subcontractor. Upon receipt of any such notice, Subcontractor shall, unless the notice directs otherwise:
(i) immediately discontinue the Work on the date and to the extent specified in such notice; (ii) place no further orders or subcontracts for Equipment or labor except as may be necessary for completion of such portion of the Work as is not discontinued; (iii) promptly make every reasonable effort to procure cancellation upon terms satisfactory to Contractor of all orders, subcontracts and rental agreements to the extent they relate to the performance of the Work that is discontinued; and (d) thereafter perform only that portion of the Work as may be necessary to preserve and protect Work already in progress.

           (b) REMEDIES. Subcontractor waives any claims for damages, including loss of anticipated profits for uncompleted Work, on account of a termination by Contractor pursuant to this Section 16.2 and shall accept as its sole remedy the following, provided that Subcontractor shall have properly performed services or purchased, prepared, or fabricated any Equipment for subsequent installation in the Subsystem:

                (i) If, at the date of such termination, Subcontractor delivers such Equipment or that portion of Equipment so prepared or fabricated to such place as Contractor shall reasonably direct, Subcontractor shall be paid a sum equal to the aggregate of: (a) the Net Payment for the last completed milestone under the Funding Schedule, (b) actual costs incurred subsequent to (a) above and not yet paid to date of such termination, (c) all costs of termination, including but not limited to, substantiated vendor cancellation charges, and (d) reimbursement of the entire HBT Cost Share actually contributed prior to such termination.

                (ii) If, at the date of such termination, Contractor does not accept delivery of such Equipment or portion thereof, Subcontractor shall be paid an amount equal to: (a) the Net Payment for the last completed milestone under the Funding Schedule, (b) actual costs not paid to date of such termination, (c) all costs of termination, including but not limited to, substantiated vendor cancellation charges, and (d) a termination premium equal to 3% of all payments due under the Payment Schedule prior to termination. Subcontractor shall also be released from any obligation for any HBT Cost Share due subsequent to the date of such termination.

     Payments under this Section 16.2 shall be due Subcontractor within sixty
(60) days of Contractor's receipt of invoices therefor (together with supporting documentation).

                                  ARTICLE 17

                                 INDEMNITIES

     17.1 GENERAL INDEMNITY. To the extent not caused by SMUD or Contractor, Subcontractor covenants and agrees to indemnify and hold harmless SMUD, Contractor, each of their affiliated corporations and each stockholder, member, partner, employee, agent, representative, successor and assignee thereof, or any such affiliated corporation (collectively, the "Indemnitees"), from any and all damages, costs, expenses, claims, liabilities or obligations (including, without limitation, any attorneys fees or expenses) arising from (a) any breach of any representation, warranty, covenant or agreement set forth in this Agreement or (b) any third-party suit, action, or other claims (including, without limitation, any suit, action or claim of any Sub-subcontractor) in the case of this clause (b) caused by or resulting from, in whole or in part, any act or omission by Subcontractor, any Sub-subcontractor or any stockholder, member, partner, employee, agent or representative of Subcontractor or any Sub-subcontractor and relating to, arising out of or in connection with the Work, the System, the Subsystem or this Agreement. The indemnity provisions expressed in this
Section 17.1 shall in no manner amend, abridge, modify or restrict any other of Subcontractor's obligations expressed elsewhere in this Agreement.

     17.2  PATENT INDEMNIFICATION.  Without limiting the generality of
Section 17.1, Subcontractor expressly agrees that it shall indemnify, defend and hold harmless each Indemnitee from and against any and all suits, actions or claims whatsoever arising from or in any manner related to an infringement of patents or the improper use of other proprietary rights which may occur in connection with Subcontractor's or any Sub-subcontractor's performance of the Work pursuant to this Agreement, unless, however, the infringement arises because of the use of such merchandise in an infringing process or combination and such infringement would not arise from the use of such merchandise alone. This indemnification is conditioned upon the Indemnitee's giving Subcontractor (i) reasonable notice of, and the right to defend and settle (provided such settlement does not adversely affect SMUD, the Contractor or the Project) any such claim or suit, and (ii) upon prior approval from Contractor, the right to modify such products so as to make them non-infringing without materially departing from the Contractor's Subsystem requirements. Should any such claim materially impair Subcontractor's or any Sub-subcontractor's performance of the Work or continued operations, then Subcontractor shall, at its own expense, promptly procure the right to continue its performance of the Work so as not to materially impair the Subsystem Schedule or continuity of operation.

                  17.3 NOTICE. Contractor shall notify Subcontractor in writing as soon as Contractor shall receive notice of any claims of infringement of patents or other proprietary rights occurring in connection with Subcontractor's performance of the Work. In turn, Subcontractor shall promptly notify Contractor in writing of any claims which Subcontractor or any Sub-subcontractor may receive alleging infringement of patents or other proprietary rights which may affect Subcontractor's or any Sub-subcontractor's performance of the Work under this Agreement.

                  17.4 SURVIVAL. The indemnification provided in this Article 17 and in Section 16.1.b shall survive the termination of the Project or the Subsystem, whether by cancellation of Final Acceptance or otherwise.


                  17.5 PARTIAL LIMITATION OF LIABILITY. In no event shall Subcontractor be held liable for damages related to lost profit (unless related to existing business or obligations) or loss of potential business.

                                  ARTICLE 18

                              DISPUTE RESOLUTION


                  18.1 PROCEDURE. In the event a dispute arises between Contractor and Subcontractor regarding the application or interpretation of any provision of this Agreement, the aggrieved party shall promptly notify the other party to this Agreement of the dispute within ten (10) days after such dispute arises. If the parties shall have failed to resolve the dispute within ten (10) days after delivery of such notice, each party shall, within five (5) business days thereafter, nominate a senior officer of its management to meet for at least ten (10) business days, if necessary, or at any mutually agreed location, to attempt to resolve in good faith the dispute.

                  18.2 CONTINUATION OF WORK. Pending final resolution of any dispute, Contractor and Subcontractor shall continue to fulfill their respective obligations hereunder.

                                  ARTICLE 19

                            MISCELLANEOUS PROVISIONS

                  19.1 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and commitments with respect thereto. There are no other agreements, understandings, terms or conditions and neither party has relied upon any representation or warranty, express or implied, not contained in this Agreement.

                  19.2 AMENDMENTS. No change, amendment or modification of this Agreement shall be valid or binding upon the parties hereto unless such change, amendment or modification shall be in writing and duly executed by both parties hereto.

                  19.3 JOINT EFFORT. Preparation of this Agreement has been a joint effort of the parties and the resulting document shall not be construed more strictly against one of the parties than against the other.

                  19.4 CAPTIONS. The captions contained in this Agreement as for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or of any provision contained herein.

                  19.5 NOTICE. Any notice, offer or demand, required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the party giving or making such notice, offer or demand, and shall be hand delivered or sent by registered letter, telefax, or telex to the other parties at such address as set forth below:

                           (a)     If delivered to Contractor:

                                   H Power Corporation
                                   60 Montgomery Street
                                   Belleville, New Jersey 07109
                                   Attn: Dr. Arthur Kauffman

                                   With copy to:

                                   Sills Cummis Zuckerman Radin
                                   Tischman Epstein & Gross
                                   1 Riverfront Plaza
                                   Newark, New Jersey 07102
                                   Attn: Ira A. Rosenberg, Esq.

                           (b)     If delivered to Subcontractor:

                                   Hydrogen Burner Technology
                                   3925 Vernon Street
                                   Long Beach, California 90815
                                   Attn: Mr. John Cuzens

Each party shall have the right to change the place to which such notice, offer or demand shall be sent or delivered by a notice delivered or sent in like manner to the other party. The effective date of such notice, offer or demand shall be as of the addressee's receipt thereof.

     19.6 SEVERABILITY. The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of the Agreement so long as the material purposes of this Agreement can be determined and effectuated.

     19.7 ASSIGNMENT. This Agreement or any right or obligation contained herein may not be assigned by Subcontractor without the prior written express consent of Contractor; any other assignment by Subcontractor shall be void and without force or effect.

     19.8 WORK STOPPAGE. Contractor shall have the right to stop the Work, without terminating this Agreement, at any time Subcontractor is performing any Work other than in accordance with the terms of this Agreement. Contractor shall be required to give written notice to Subcontractor, at any time the Work is ordered to be stopped, describing the reason(s) for such order, and in the event Contractor stops the Work on the basis of any such order and thereafter it is determined that Subcontractor was performing all Work in accordance with the terms of this Agreement as of the time such order was given, there shall be an appropriate adjustment to the Subsystem Schedule and the Contract Price for any delay or additional costs caused by such wrongful Work stoppage.

     19.9 NO WAIVER. Any failure of either party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the term of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such party thereafter to enforce any such provision.

     19.10 APPLICABLE LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, and the parties agree that any litigation relating to this Agreement shall be brought exclusively in the State of California. Contractor and Subcontractor hereby
(i) consent to be subject to the personal jurisdiction of the federal courts in and the state courts of the State of California in any proceeding, whether by way of indemnification or otherwise, relating to, arising out of or in connection with this Agreement, (ii) agree that, in any such proceeding, service of process or notice that is in writing and sent by certified or registered mail, return receipt requested, shall have the same force and effect as if process or notice were personally served upon such party and
(iii) agree that any such proceeding shall be litigated exclusively in the California state or federal courts.

     19.11 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto, their successors and permitted assigns.

     19.12 EXHIBITS. All exhibits referenced in this Agreement shall be incorporated into this Agreement by such reference and shall be deemed to be an integral part of this Agreement. Where any term, condition or other provision of an Exhibit, or a schedule or other attachment thereto, conflicts with a provision of this Agreement, the provision of this Agreement shall control.

     19.13 OBLIGATIONS. Nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between Subcontractor and Contractor, and neither party shall have any power or authority to bind or obligate the other party hereto, except to the extent expressly provided herein.

     19.14 WAIVER OF LIENS. As a condition precedent to the making of any payment hereunder, Subcontractor shall obtain from each of its Sub-subcontractors a certificate and/or waiver of liens and security interests to the extent of such payment in a form reasonably acceptable to Contractor, duly executed and acknowledged by Subcontractor and such Sub-subcontractors and, in the case of such certificate, stating that all amounts that were due and payable to the certifying party in connection with the Work as of the date of the last advance have been paid in full.

     19.15 FURTHER ASSURANCES. Subcontractor and Contractor agree to provide such information, execute and deliver any instruments and documents and to take such other actions (which are not inconsistent with the provisions of this Agreement and which do not involve the assumption of obligations other than those provided for in this Agreement), as may be necessary or reasonably requested by the other party in order to give full effect to this Agreement and to carry out the intent of this Agreement.

     19.16 COUNTERPARTS. This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed agreement as if signed by both parties.

     19.17 AUTHORIZED PERSONS. Contractor and Subcontractor shall each designate by written notice to the other party hereto a person or persons who are authorized to supervise the Subsystem on its behalf, make determinations with respect to the Subsystem, the Work and the interpretation and application of this Agreement, and to give notices and execute and deliver Change Orders and other documents required or permitted to be delivered hereunder.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of this 9 day of October, 1998.


                                        H POWER CORPORATION

                                                                  11/16/98

                                        BY: /s/ Arthur Kaufman
                                            ------------------------
                                        TITLE: Vice President
                                               ---------------------

                                        HYDROGEN BURNER TECHNOLOGY


                                        BY: /s/ David Moard
                                            ------------------------
                                        TITLE: CEO
                                               ---------------------